Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of T-Mobile US, Inc. of our report dated February 7, 2018, except with respect to our opinion on the financial statements insofar as it relates to the change in the manner in which T-Mobile US, Inc. accounts for cash receipts and cash payments as described in Note 1, which is as of June 18, 2018, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in T-Mobile US, Inc.’s Current Report on Form 8-K dated June 18, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

September 28, 2018